EXHIBIT 99.1

      Chattem Reports Increase in Revenues and Earnings for the
          Second Quarter and First Six Months of Fiscal 2007

    CHATTANOOGA, Tenn.--(BUSINESS WIRE)--July 10, 2007--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced financial results for the second fiscal quarter and six months ended May 31, 2007.

    "The first six months of fiscal 2007 was a record period for the Company," said Bob Bosworth, President and Chief Operating Officer of Chattem. "The positive momentum in our business following the acquisition of five brands from Johnson & Johnson on January 2, 2007 has continued as evidenced by the strong sales growth and operating results for the first half of fiscal 2007. Sales growth in the six months was driven by the five acquired brands, continued expansion of the Gold Bond(R) franchise, the growth of Icy Hot(R) led by the launch of Icy Hot Heat Therapy and the introduction of Bullfrog(R) Marathon Mist. The integration of the acquired brands is on schedule and we have successfully leveraged our infrastructure during this period resulting in incremental earnings growth. Also, the Company has effectively managed its capital structure by the issuance of $100 million of 1.625% convertible debt issued on April 11, 2007 and borrowings under the revolving credit facility. Additionally, the Company has significantly reduced total debt outstanding by about $35 million since the date of the acquisition of the J&J brands."

    First Six Months Financial Results

    For the first six months of fiscal 2007, total revenues were $213.8 million compared to total revenues of $163.4 million in the prior year period, representing a 31% increase. Revenue growth for the first half of fiscal 2007 was primarily led by the sales of the five brands acquired from Johnson & Johnson. For the first six months of fiscal 2007, sales from the Gold Bond franchise increased 25%, the topical pain care portfolio, excluding Icy Hot Pro-Therapy, increased 9%, and Bullfrog increased 28%. Offsetting these gains were sales decreases of the Selsun(R) franchise (down 8%) and Icy Hot Pro-Therapy (down 83%), compared to the prior year period which included the initial launch of Selsun Salon and Icy Hot Pro-Therapy, and a sales decrease of the Sunsource(R) line of dietary supplements (down 34%) due to a decline in overall category sales of garlic products and reduced advertising for Garlique(R).

    Net income in the first six months of fiscal 2007 was $28.6 million, compared to $25.0 million in the prior year period and earnings per share were $1.48, compared to $1.27 in the prior year period. Net income in the first six months of fiscal 2007 included a loss on early of extinguishment of debt ($0.08 per share after taxes) and employee stock option expenses under SFAS 123R ($0.09 per share after taxes). Net income in the first six months of fiscal 2006 included a loss on early extinguishment of debt ($0.09 per share after taxes), a recovery related to the Dexatrim(R) litigation settlement ($0.28 per share after taxes) and employee stock option expenses under SFAS 123R ($0.07 per share after taxes). As adjusted to exclude these items, net income in the first six months of fiscal 2007 was $31.7 million, up 40%, compared to $22.7 million in the prior year period, and earnings per share were $1.65, compared to $1.15 in the prior year period, an increase of 43%.(1)

    Second Quarter Financial Results

    Total revenues for the second quarter of fiscal 2007 were $113.0 million compared to total revenues of $79.4 million in the prior year quarter, representing a 42% increase. Revenue growth for the quarter was driven by sales of the five brands acquired from Johnson & Johnson, continued growth of the Gold Bond franchise, up 23%, and strong performance from the Bullfrog franchise, up 62%, as a result of initial sales of the Marathon Mist product and the timing of shipments as compared to the second quarter of fiscal 2006.

    Net income for the second quarter of fiscal 2007 was $14.9 million, up 46%, compared to net income of $10.2 million in the prior year quarter. Earnings per share for the second quarter were $0.77, up 48%, compared to $0.52 in the prior year quarter. Net income in the second quarter of fiscal 2007 included employee stock option expenses under SFAS 123R ($0.05 per share after taxes) and a loss on early extinguishment of debt ($0.08 per share after taxes). Net income in the second quarter of fiscal 2006 included employee stock option expenses under SFAS 123R ($0.05 per share after taxes) and legal expenses related to the Dexatrim litigation. As adjusted to exclude these items, net income in the second quarter of fiscal 2007 was $17.3 million, up 56%, compared to $11.1 million in the prior year quarter and earnings per share were $0.89, up 56%, compared to $0.57 in the prior year quarter.(1)

    "We are extremely pleased with the Company's performance in the quarter, with total revenues up 42%, adjusted earnings per share up 56% and EBITDA up an impressive 73%," said Zan Guerry, Chief Executive Officer of Chattem. "ACT(R), Cortizone-10(R) and Unisom(R) continue to respond very well to advertising, with each brand performing strongly at retail. Moreover, the Gold Bond franchise continued its impressive growth at retail during this period, Icy Hot experienced renewed growth led by recently introduced line extensions and Bullfrog performed well with the Marathon Mist product. Given these positive results and the strength of our business, we remain very excited about the Company's prospects for the balance of fiscal 2007 and beyond."

    KEY HIGHLIGHTS

    -- Gross margin for the second quarter of fiscal 2007 was 68.9%, compared to 68.4% in the prior year quarter. For the first six months of fiscal 2007 gross margin as a percentage of revenues was 69.1% compared to 68.7% for the prior year period. The gross margin increase was largely attributable to decreased sales of Icy Hot Pro-Therapy which has a lower margin compared to our other brands.

    -- Advertising and promotion expense (A&P) for the second quarter of fiscal 2007 increased to $29.7 million from $24.8 million in the prior year quarter. A&P expense as a percentage of total revenues decreased to 26.2% for the second quarter of fiscal 2007, as compared to 31.2% in the prior year quarter. For the first six months of fiscal 2007 A&P expense increased to $58.5 million, or 27.3% of total revenues, from $52.0 million, or 31.8%, in the prior year period. The decrease in A&P expense as a percent of revenue for the quarter and six-month period reflects higher A&P spending for Icy Hot Pro-Therapy and Selsun Salon during the fiscal 2006 launch period.

    -- Selling, general and administrative expenses (SG&A) for the second quarter of fiscal 2007 increased to $14.3 million from $11.5 million in the prior year quarter. SG&A as a percentage of total revenues for the second quarter of fiscal 2007 decreased to 12.7%, as compared to 14.5% in the prior year quarter and to 12.6% as compared to 14.1% for the first six months of fiscal 2007. The decrease as a percentage of revenue was attributable to increased revenue without commensurate increases in SG&A.

    -- The integration of the brands acquired from Johnson & Johnson is essentially complete, except for the assimilation of manufacturing operations for certain brands that are expected to be brought in-house in the fourth quarter of 2007. The transition services agreement entered into at closing of the acquisition was terminated in April 2007 with the functions previously covered by the agreement having been transitioned to Chattem.

    -- Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding litigation settlement items was $36.0 million, or 31.8% of total revenues, for the second quarter of fiscal 2007, up 73.1%, as compared to $20.8 million, or 26.1% of total revenues, for the prior year quarter and $65.9 million, or 30.8% of total revenues, for the first six months of fiscal 2007, up 56.5%, compared to $42.1 million, or 25.8% of total revenues, for the first six months of fiscal 2006.(1)

    -- Interest expense increased $5.9 million in the second quarter of fiscal 2007 as compared to the prior year quarter reflecting the impact of the additional indebtedness incurred to finance the acquisition of brands from Johnson & Johnson.

    -- The Company refinanced $128.0 million of its senior secured term loan with net proceeds from a $100.0 million 1.625% Senior Convertible Note offering that was completed on April 11, 2007 and borrowings under the Company's senior secured revolving credit facility. As a result of the refinancing, the Company incurred a debt extinguishment charge of $2.2 million, or $0.08 per share after taxes, in the second quarter of fiscal 2007.

    -- The Company decreased outstanding borrowings under its revolving credit facility to $29.0 million as of July 2, 2007, versus an outstanding balance of $32.0 million at May 31, 2007.

    BRAND ACQUISITION

    On May 25, 2007, the Company closed the previously announced agreement to acquire the ACT business in Western Europe together with worldwide trademark rights to ACT from Johnson & Johnson for $4.1 million in cash plus certain assumed liabilities. Chattem funded the acquisition with existing cash.

    FISCAL 2007 GUIDANCE

    Based on the continued strength of our base business and the successful integration of the acquired brands to date, the Company currently expects earnings per share in fiscal 2007 to be in the range of $3.00 - $3.19 as compared to the earlier estimate of $2.94 to $3.19, in each case excluding stock option expense under SFAS 123R and loss on debt extinguishment. Stock option expense under SFAS 123R for fiscal 2007 is estimated to be $0.19 per share, an increase of $.05 per share from the previous estimate of $0.14 per share as a result of the annual stock option grants during the second quarter of fiscal 2007. The estimated $0.19 of SFAS 123R stock option expense is before any additional stock option grants in fiscal 2007 which are expected to be immaterial.

    NON-GAAP FINANCIAL MEASURES

    In addition to presenting financial results in accordance with generally accepted accounting principles, or GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share and adjusted EBITDA. The non-GAAP financial measures exclude certain non-cash charges, such as stock option expenses, and certain charges, such as debt extinguishment charges and litigation settlement items. Chattem believes these measures provide both management and investors with additional insight into the Company's operational strength and ongoing operating performance. The additional non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with GAAP. See the accompanying Form 8-K under which this earnings release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

    FORWARD LOOKING STATEMENTS

    Statements in this press release which are not historical facts, including, without limitation, statements in the Fiscal 2007 Guidance section of this release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions, including those described in our filings with the Securities and Exchange Commission, that could cause actual outcomes and results to differ materially from those expressed or projected.

    WEBCAST

    Chattem will provide an online Web simulcast and rebroadcast of its fiscal second quarter 2007 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com today, Tuesday, July 10, 2007 beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and be available through July 17, 2007. Please note that the webcast requires Windows Media Player. For additional information please contact Catherine Baker, Investor Relations at 423-821-2037 ext. 3209.

    About Chattem

    Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company's products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company's portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue, ACT, Cortizone-10 and Unisom. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company's website: www.chattem.com.

    (1) See the reconciliation of adjusted net income to net income and the adjusted EBITDA reconciliation to net income, in each case with net income reported in accordance with GAAP for the second quarter and six month year to date periods of fiscal 2007 and 2006 provided in the unaudited consolidated statements of income attached hereto.

                            CHATTEM, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
               (In thousands, except per share amounts)
                             (Unaudited)

                                     For the             For the
                               Three Months Ended   Six Months Ended
                                     May 31,             May 31,
                               ------------------- -------------------

                                  2007      2006     2007      2006
                               ---------- -------- --------- ---------

REVENUES:
 Net sales                      $112,915  $79,352  $213,694  $163,329
 Royalties                            49       59       101       106
                               ---------- -------- --------- ---------
    Total revenues               112,964   79,411   213,795   163,435

COSTS AND EXPENSES:
 Cost of sales                    35,095   25,054    66,075    51,074
 Advertising and promotion        29,664   24,781    58,451    51,968
 Selling, general and
  administrative                  14,311   11,528    26,897    23,119
 Litigation settlement                 -      108         -    (8,505)
 Acquisition costs                   886        -     2,057         -
                               ---------- -------- --------- ---------
    Total costs and expenses      79,956   61,471   153,480   117,656
                               ---------- -------- --------- ---------

INCOME FROM OPERATIONS            33,008   17,940    60,315    45,779
                               ---------- -------- --------- ---------

OTHER INCOME (EXPENSE):
 Interest expense                 (8,319)  (2,456)  (15,555)   (5,300)
 Investment and other income,
  net                                291      234     1,059       428
 Loss on early extinguishment
  of debt                         (2,219)       -    (2,219)   (2,805)
                               ---------- -------- --------- ---------
    Total other income
     (expense)                   (10,247)  (2,222)  (16,715)   (7,677)
                               ---------- -------- --------- ---------

INCOME BEFORE INCOME TAXES        22,761   15,718    43,600    38,102

PROVISION FOR INCOME TAXES         7,853    5,518    15,042    13,129
                               ---------- -------- --------- ---------

NET INCOME                      $ 14,908  $10,200  $ 28,558  $ 24,973
                               ========== ======== ========= =========


DILUTED SHARES OUTSTANDING        19,359   19,529    19,237    19,705
                               ========== ======== ========= =========


NET INCOME PER COMMON SHARE
 (DILUTED)                      $   0.77  $  0.52  $   1.48  $   1.27
                               ========== ======== ========= =========


----------------------------------------------------------------------

NET INCOME (EXCLUDING DEBT
 EXTINGUISHMENT, SFAS 123R
 EXPENSE AND LITIGATION
 SETTLEMENT ITEMS PER COMMON
 SHARE (DILUTED)):

Net income                      $ 14,908  $10,200  $ 28,558  $ 24,973
Add:
    Loss on early
     extinguishment of debt        2,219        -     2,219     2,805
    SFAS 123R expense              1,428    1,340     2,632     2,192
    Litigation settlement
     items                             -      108         -    (8,505)
    Benefit from (provision
     for) income taxes            (1,259)    (508)   (1,674)    1,209
                               ---------- -------- --------- ---------

Net income (excluding debt
 extinguishment, SFAS 123R
 expense and litigation
 settlement items)              $ 17,296  $11,140  $ 31,735  $ 22,674
                               ========== ======== ========= =========

Net income (excluding debt
 extinguishment, SFAS 123R
 expense and litigation
 settlement items) per common
 share (diluted)                $   0.89  $  0.57  $   1.65  $   1.15
                               ========== ======== ========= =========

----------------------------------------------------------------------

EBITDA RECONCILIATION
 (EXCLUDING LITIGATION
 SETTLEMENT ITEMS):

Net income                      $ 14,908  $10,200  $ 28,558  $ 24,973
Add:
    Provision for income taxes     7,853    5,518    15,042    13,129
    Interest expense, net
     (includes loss on early
     extinguishment of debt)      10,247    2,222    16,715     7,677
    Depreciation and
     amortization less amounts
     included in interest          2,951    2,712     5,597     4,848
                               ---------- -------- --------- ---------
EBITDA                          $ 35,959  $20,652  $ 65,912  $ 50,627
    Litigation settlement
     items                             -      108         -    (8,505)
                               ---------- -------- --------- ---------
EBITDA (excluding litigation
 settlement items)              $ 35,959  $20,760  $ 65,912  $ 42,122
                               ========== ======== ========= =========

Depreciation & amortization     $  2,249  $ 1,466  $  4,279  $  2,891
Capital expenditures            $  1,154  $   815  $  1,607  $  2,091

----------------------------------------------------------------------

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.


                            CHATTEM, INC.
                   SELECTED SUMMARY FINANCIAL DATA
                            (In thousands)
                             (Unaudited)

SELECTED INCOME STATEMENT DATA:

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of total revenues:

                            For the Three Months  For the Six Months
                                    Ended                Ended
                            -------------------- ---------------------
                             May 31,    May 31,   May 31,    May 31,
                               2007      2006       2007       2006
                            ---------- --------- ---------- ----------

TOTAL REVENUES                    100%      100%       100%      100%
                            ---------- --------- ---------- ----------

COSTS AND EXPENSES:
  Cost of sales                  31.1      31.6       30.9      31.3
  Advertising and promotion      26.2      31.2       27.3      31.8
  Selling, general and
   administrative                12.7      14.5       12.6      14.1
  Litigation settlement             -       0.1          -      (5.2)
  Acquisition costs               0.8         -        1.0         -
                            ---------- --------- ---------- ----------
    Total costs and
     expenses                    70.8      77.4       71.8      72.0
                            ---------- --------- ---------- ----------

INCOME FROM OPERATIONS           29.2      22.6       28.2      28.0
                            ---------- --------- ---------- ----------

OTHER INCOME (EXPENSE):
  Interest expense               (7.4)     (3.1)      (7.3)     (3.3)
  Investment and other
   income, net                    0.3       0.3        0.5       0.3
  Loss on early
   extinguishment of debt        (2.0)        -       (1.0)     (1.7)
                            ---------- --------- ---------- ----------
     Total other income
      (expense)                  (9.1)     (2.8)      (7.8)     (4.7)
                            ---------- --------- ---------- ----------

INCOME BEFORE INCOME TAXES       20.1      19.8       20.4      23.3

PROVISION FOR INCOME TAXES        6.9       6.9        7.0       8.0
                            ---------- --------- ---------- ----------

NET INCOME                       13.2%     12.9%      13.4%     15.3%
                            ========== ========= ========== ==========

----------------------------------------------------------------------

SELECTED BALANCE SHEET       May 31,    May 31,
 DATA:                         2007      2006
                            ---------- ---------

Cash and cash equivalents    $ 12,657  $ 17,053
Accounts receivable, net     $ 51,828  $ 39,712
Inventories                  $ 34,225  $ 28,718
Accounts payable and
 accrued liabilities         $ 46,075  $ 28,472

Senior bank debt             $204,000  $ 38,000
Subordinated debt             332,500   107,500
                            ---------- ---------
Total debt                   $536,500  $145,500
                            ========== =========

----------------------------------------------------------------------

SELECTED CASH FLOW DATA:    For the Three Months  For the Six Months
                                    Ended                Ended
                            -------------------- ---------------------
                             May 31,    May 31,   May 31,    May 31,
                               2007      2006       2007       2006
                            ---------- --------- ---------- ----------

Shares repurchased                  -       324          -       599
Cash paid for share
 repurchases                 $      -  $ 11,201    $     -  $ 21,332

----------------------------------------------------------------------

SUMMARY OF NET SALES:

Net sales by domestic product category and total international for the six months of fiscal 2007, as compared to the corresponding period in fiscal 2006, were as follows:
                                                  Increase (Decrease)
                                                 ---------------------
                               2007      2006      Amount   Percentage
                            ---------- --------- ---------- ----------
Topical pain care products   $ 52,153  $ 60,838    $(8,685)      (14%)
Medicated skin care
 products                      59,427    32,280     27,147        84%
Medicated dandruff shampoos
 and conditioner               18,636    20,278     (1,642)       (8%)
Oral care products             22,218     3,318     18,900       570%
Internal OTC's                 20,463     5,592     14,871       266%
Dietary supplements            14,854    17,762     (2,908)      (16%)
Other OTC and toiletry
 products                      13,090    10,528      2,562        24%
                            ---------- --------- ----------

Total Domestic                200,841   150,596     50,245        33%
International revenues
 (including royalties)         12,954    12,839        115         1%
                            ---------- --------- ----------

Total Revenues               $213,795  $163,435    $50,360        31%
                            ========== ========= ==========


    CONTACT: Chattem, Inc.
             Investor Relations
             Catherine Baker, 423-822-3209